                                                                 Exhibit 10.64




                          RENAL CARE GROUP TEXAS, INC.
                           c/o Renal Care Group, Inc.
                         2100 West End Avenue, Suite 800
                           Nashville, Tennessee 37203



                                  July 11, 2002


Tyler Nephrology Associates
1133 Medical Drive
Tyler, TX 75701

         Re:      Mineola Medical Director Services Agreement

Ladies and Gentlemen:

         This letter is written with respect to the Medical Director Services Agreement (the "Mineola Agreement") between Renal Care Group Texas, Inc. ("RCGT") and Tyler Nephrology Associates ("TNA") that is being entered into contemporaneously with this letter agreement to cover medical director services provided by TNA for RCGT's facility in Mineola, Texas. RCGT and TNA acknowledge that the Medical Director Services Agreement between them dated February 12, 1996 is scheduled to expire on February 12, 2003 (the "Old Agreement"). This letter confirms the parties' intent (i) to negotiate in good faith to enter into a new multi-year agreement to replace the Old Agreement on or before February 12, 2003 and (ii) if such a replacement agreement is negotiated and agreed, to add the Mineola facility to that replacement agreement and terminate the Mineola Agreement. The parties agree that this letter is a non-binding statement of intent and that an agreement to replace the Old Agreement will only be binding when executed and delivered by each of the parties.

         If this letter accurately sets forth our intent concerning the negotiation of a replacement for the Old Agreement, please so indicate by executing in the space noted below.

         If you have any questions concerning these matters, please call RCGT's counsel, Doug Chappell, at (615) 345-5526. Thank you in advance for your cooperation.


                                               Sincerely,
                                               RENAL CARE GROUP TEXAS, INC.


                                               By: /s/ R. Dirk Allison
                                                  ------------------------------
                                               Title: Vice President
                                                      --------------------------


ACKNOWLEDGED AND AGREED this _______ day of July, 2002

TYLER NEPHROLOGY ASSOCIATES, P.A.


By: /s/ Roy D. Gerard, Jr., M.D.
   ---------------------------------
Title:   President
      ------------------------------

                       MEDICAL DIRECTOR SERVICES AGREEMENT

         THIS MEDICAL DIRECTOR SERVICES AGREEMENT (the "Agreement") is made and entered into this ________ day of July, 2002, by and between RENAL CARE GROUP TEXAS, INC., a Texas corporation (the "Company"), and TYLER NEPHROLOGY ASSOCIATES, P.A., a Texas professional corporation (the "Practice"). In addition, each Practice Physician, as defined below, has executed the attached Physician Joinder and by which each such Practice Physician has agreed to be bound by certain terms of this Agreement as provided in the Physician Joinder.

                              W I T N E S S E T H:

         WHEREAS, the Company has developed and owns and operates a renal dialysis facility at 102 Maxine Drive, Mineola, Texas 75773 (the "Facility"), which Facility will provide outpatient dialysis services;

         WHEREAS, the Facility is an outpatient dialysis facility certified by the Center for Medicare and Medicaid Services ("CMS") for payment under the Medicare program, which program requires the Facility to obtain the services of a physician or group of physicians to perform prescribed medical director services for the Facility;

         WHEREAS, the Company desires to engage one or more nephrologists skilled in dialysis center administration to provide medical director services at the Facility in accordance with the requirements established by CMS and as provided in this Agreement;

         WHEREAS, the Practice desires and is qualified to provide the medical director services contemplated by this Agreement to the Facility through one or more of its Practice Physicians, each of whom will be licensed to Practice medicine and prescribe drugs without restriction in the State of Texas, will specialize in nephrology and dialysis services and will be experienced in dialysis center administration;

         NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements of the parties set forth in this Agreement, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                             ENGAGEMENT AND SERVICES

         1.1 Engagement. The Company engages the Practice to provide, and the Practice shall provide, services for the Company as medical director of the Facilities in accordance with the requirements of applicable CMS regulations (including, without limitation, 42 C.F.R. Section 405.2100 et seq. and any successor regulations) and all applicable state regulations, as the same may be amended or supplemented, together with such other services as are customarily performed by medical directors at high quality dialysis facilities and such other tasks related to the oversight of dialysis treatments administered at the Facilities as the Company may from time to time reasonably designate. The Practice agrees that matters affecting the operating and capital budget of the Facility shall be presented to and require the approval of the Company.

         1.2 Responsibilities. Without limiting the generality of this Article I, the Practice shall provide the medical director services described in EXHIBIT A, which may be revised and updated from time to time by the Company, provided that any change that is not a CMS or other legal requirement must first be approved by the Practice if it materially increases the medical director duties hereunder.

         1.3 Principal Contact. The Practice shall from time to time designate in writing to the Company a Practice Physician to serve as the principal contact at the Facility and who shall provide or arrange for the provision of the services required hereunder, and who shall serve as the principal contact for a period of no less than 12 months. The initial principal contact for the Facility will beJames Cotton, M.D.

         1.4 Patient Care Manual. The Practice shall advise the Company in developing and maintaining a patient care policy and procedures manual for the Facility and will assure its implementation by delegating to the supervising nurse the duty to oversee the implementation of the policies and providing medical guidance when needed. The manual will describe:

             (a) The types of dialysis used in the Facility and the procedures to be followed in performing each type of dialysis;

             (b) Procedures for implementing universal precautions for the prevention of disease transmission;

             (c) Procedures for properly handling blood-borne and infectious pathogens; and

             (d) A disaster readiness plan.

         1.5 Supervising Nurse. The Company shall provide a full time nurse to manage the provision of patient care in the Facility. The Practice may delegate to the supervising nurse the responsibility for the execution of patient care policies on a day-to-day basis, and the principal contact will provide medical guidance to the supervising nurse in the execution of these duties.

         1.6 Records. The Company and the Practice acknowledge that attending physicians have medical responsibility for the content of medical records of the Facility pertinent to the care of their patients. Furthermore, the Company and the Practice acknowledge that the head nurse or manager of the Facility has operational responsibility for the day-to-day maintenance of the Facility's records including records of nurses, technicians, dieticians and social workers providing services in the Facility. The Company, through a medical records supervisor designated for the Facility, with the assistance and support of the Practice shall oversee the maintenance of current medical and business records relating to the care and treatment of patients in the Facility in accordance with 42 CFR 405.2139 and 25 TAC ss. 117.45 and in accordance with Company policies and applicable regulations of governmental agencies, including:

             (a) Patient long-term care plans, patient short-term care plans and medical histories;

             (b) Results of physical examinations and laboratory tests; and

             (c) Progress notes by all patient care staff, and complete and legibly signed orders and discharge summaries.

         1.7 Documentation. The Practice and Practice Physicians who provide services hereunder shall maintain, and provide to the Company upon request, reasonably complete and detailed documentation of the services performed in providing medical director services under this Agreement. This documentation shall be maintained in a form reasonably satisfactory to or prescribed by the Company and, at the reasonable request of the Company, will include documentation of the time spent performing services under this Agreement.

         1.8 Medical Staff. The Practice shall review the applications of physicians requesting to attend to patients at the Facility and forward a recommendation concerning such applications to the body making credentialing decisions for the Facility under its Professional Staff Bylaws. Subject to the Facility's Professional Staff Bylaws, a member of the Practice shall, at the request of the Company or the Executive Board of the Medical Staff acting under such bylaws, serve on the peer review committee that maintains oversight of all disciplinary actions with regard to any matter of such physicians or patient care personnel as needed to assure the quality of services and conformity to Company and Facility rules and policies.

         1.9 Coverage. The Practice shall make available one or more Practice Physicians, as appropriate, to provide medical director services at the Facility for its hours of operation. The Practice and the Company shall confer from time to time in good faith concerning the appropriate level of physician coverage to provide medical director services hereunder.

         1.10 Practice Physicians. (a) The Practice represents and warrants that all physicians who as of the date of this Agreement meet the definition of a Practice Physician have executed the Physician Joinder attached hereto. As a condition to engaging any physician in a manner that causes such physician to become a Practice Physician, the Practice shall obtain the signature of such physician on the Physician Joinder in consideration for such engagement the fees payable to the Practice hereunder.

              (b) For purposes of this Agreement, the term "Practice Physician" means any physician who is a physician performing services on behalf of the Practice at any of the Facilities (whether as an employee, partner, member, shareholder or independent contractor of the Practice), any other physician performing services on behalf of the Practice hereunder (as may be approved by the Company), and any other physician in any way affiliated or associated with the Practice, or regularly seeing patients of the Practice (other than on a covering or locum tenens basis).

         1.11 No Required Referrals. Notwithstanding any other provision of this Agreement, each of the Company, the Practice and the Practice Physicians acknowledges and agrees that neither the Practice nor any Practice Physician is required to make referrals of patients to the Company or any affiliate of the Company or to the Facility. Each of the Practice Physicians is free to maintain professional staff privileges at any dialysis facility, to refer patients to any other facility for dialysis or other services, and, subject to Article VII, otherwise to perform professional medical services at or through any entity, whether or not it is competing with the Facility, the Company or with any affiliates of the Company.

         1.12 Personnel. The Company and the Practice acknowledge that the Practice has no control over the processes of hiring or firing of associates employed at the Facility. The Company and the Practice further acknowledge and agree that the Practice's involvement in the training of associates is confined to providing advice and counsel to the Company.

                                   ARTICLE II
                              TERM AND TERMINATION

         2.1 Initial and Renewal Terms. This Agreement shall be deemed effective as of the date on which the Company opens the Facility for services to patients (the "Effective Date") and shall remain in full force and effect until 12:00 p.m. midnight on the first anniversary of the Effective Date (the "Initial Term"), unless earlier terminated as provided in this Article II. This Agreement shall automatically renew for additional successive terms of one year each (the "Renewal Terms"), unless either party gives written notice of non-renewal to the other party not less than 90 days prior to the expiration of the Initial Term or then-current Renewal Term, as applicable. If such notice is given, this Agreement shall expire as of the last day of the Initial Term or the then-current Renewal Term, as applicable.

         2.2 Termination By Agreement. The Company and the Practice may agree in writing signed by both parties to terminate this Agreement at a time and date stipulated in such writing.

         2.3 Termination by the Practice for Cause. (a) The Practice may during the Initial Term or any Renewal Term terminate this Agreement upon written notice to the Company in the event of the occurrence of either of the following:

             (i) material breach of any covenant, agreement, term, representation or warranty of the Company in this Agreement or the failure of any representation or warranty of the Company in this Agreement to be true and correct in all material respects when made or deemed made hereunder, which breach or failure, if susceptible of cure, continues uncured for 30 days after the Practice gives written notice of such breach or failure to the Company; any notice of breach or failure will describe such breach or failure with reasonable particularity; or

             (ii) the revocation of the Medicare certification of the Facility or the exclusion of the Company from participation in the Medicare or Medicaid program which exclusion or revocation has not been cured, stayed or rescinded within 90 days.

             (iii) any felony conviction (including a plea of nolo contendre) of any officer or management-level employee of the Company relating to the provision of health care services at the Facility;

             (iv) dishonesty, misappropriation of property, or false or defamatory disparagement of the Practice or any of its medical staff, affiliates, representatives or employees;

             (v) the failure of the Company reasonably to consider or reasonably to act upon a written request by the Practice that the Company provide equipment, personnel or training for personnel necessary to operate the Facility in accordance with applicable law and the conditions of participation in the Medicare program, which failure continues for 30 days after the Practice gives the Company notice written notice that the Practice intends to terminate this Agreement under this Section 2.3(a)(v); or

             (vi) the existence of an immediate threat to the health or safety of any patient receiving treatment at the Facility, which threat results from any act or omission of the Company or any of its employees (and not from any act or omission of the Practice).

             (b) Upon the occurrence of any event described in Section 2.3(a)(iii) or 2.3(a)(iv), the Practice shall not terminate this Agreement if, within 10 days after the Practice gives the Company written notice of the action or event giving the Practice the right to terminate this Agreement, the Company agrees that the individual who is the subject of such cause will not have any further involvement with the Facilities.

         2.4 Termination by the Company.

               (a) The Company may during the Initial Term or any Renewal Term terminate this Agreement upon written notice to the Practice in the event of the occurrence of any of the following with respect to the Practice or any one of the Practice Physicians:

                   (i) dishonesty, misappropriation of property, disparagement of the Company, the Facility or Renal Care Group, Inc., the parent company of the Company ("RCG"), or any of their affiliates, representatives or employees;

                   (ii) negligence in the performance of any duty or responsibility as medical director under this Agreement, which negligence was not occasioned in whole or in part by any negligence by the management or employees of the Company, the Facility or RCG, and which negligence results in substantial harm to the reputation or ongoing ability to conduct the business of the Facility or the Company, provided that the results of such negligence continue for thirty (30) days after the Company gives the Practice written notice of such negligence and that the Company intends to terminate this Agreement under this Section 2.4(a)(ii);

                   (iii) suspension, revocation or limitation of the licenses or authorizations required to be maintained by the Practice or the Practice Physicians;

                   (iv) exclusion of the Practice or any Practice Physician from participation under Medicare, Medicaid or any other federal health benefits program;

                   (v) revocation, suspension, probation, removal or resignation under investigation of any Practice Physician from membership or privileges on the medical staff of the Facility or of any other health care facility at which such Practice Physician has medical staff privileges;

                   (vi) the existence of an immediate threat to the health or safety of any patient receiving treatment at the Facility, which threat results from any act or omission of the Practice or any Practice Physician;

                   (vii) the requirement, or threatened requirement, by any federal or state agency having jurisdiction over the Company or the Facility that the Practice or any Practice Physician cease to provide medical director services at the Facility;

                   (viii) commission or conviction, including a plea of nolo contendere, of any felony or of any crime involving moral turpitude; or

                   (ix) material breach of any covenant, agreement, term, representation or warranty of the Practice or any Practice Physician in this Agreement or the failure of any representation or warranty of the Practice in this Agreement to be true and correct in all material respects when made or deemed made hereunder, which breach or failure, if susceptible of cure, continues uncured for 30 days after the Company gives written notice of such breach or failure to the Practice; any notice of breach will describe such breach with reasonable particularity.

               (b) Upon the occurrence of any event described in paragraph (a) of this Section 2.4 that is the result of an act or omission of one or more specific Practice Physicians who do not constitute a majority of the Practice Physicians then providing services hereunder, the Company shall not terminate this Agreement if, within 10 days after the Company gives the Practice written notice of the act or omission giving the Company the right to terminate this Agreement, the Practice agrees that any Practice Physician who is the subject of such cause will not provide further services under this Agreement and, if requested by the

Company, that the Practice will use its best efforts to cause such physician to resign the privileges of such Practice Physician to attend patients at the Facility.

             (c) Upon the occurrence of any event described in paragraph (a) of this Section 2.4, the Company shall have, in addition to the right to terminate this Agreement, the right to suspend the Practice from providing services under this Agreement for a period of up to one year. In the event of any such suspension, this Agreement shall remain in force, except that (i) the Practice will not be required to perform services required under this Agreement,
(ii) the Company will not be required to pay the compensation contemplated by this Agreement, and (iii) the term of this Agreement shall not be extended by the occurrence of such suspension. At any time during or at the end of any such period of suspension, the Company may elect to terminate this Agreement.

         2.5 Effect of Termination or Expiration. Upon and following the expiration of this Agreement or its termination for any reason, the Practice shall not interfere with any efforts by the Company to contract with any other individual or entity for the provision of medical director services. Expiration or termination of this Agreement shall not affect any rights or obligations of the parties accruing hereunder through the date of expiration or termination, including the Company's obligation to compensate Practice for medical director services pro-rated through such date, and such rights and obligations shall survive expiration or termination.

                                   ARTICLE III
                                  COMPENSATION

         3.1   Compensation.

               (a) In consideration of the services, covenants, and agreements agreed to be performed by the Practice during the Initial Term and any Renewal Term, beginning on the commencement of operations at the Facility, the Company shall pay the Practice $35,000 per year. Such medical director fee shall be payable in substantially equal monthly installments in arrears on or before the 15th day of each month for services rendered during the preceding month, with the first and last months being prorated based on the number of days the Agreement is in force during such months. In addition to the monthly medical director fee prescribed above, the Practice shall be eligible for an annual bonus of up to 15% of the base annual medical director fee payable hereunder based upon the success of the Facility in meeting annual clinical outcomes targets and in achieving performance objectives for the Facility and the Practice generally prescribed by RCG for its dialysis facilities in the region in which the Facility is located. The criteria for reviewing and determining the bonus amount will bee attached hereto as EXHIBIT C. RCG may change such criteria annually, and the Company will provide the revised criteria to the Practice when adopted. The Practice's performance relative to these criteria will be evaluated as part of the peer review and quality assurance process for the South Central Region of RCG. This bonus will be calculated and paid on a calendar year basis, and for the first and last calendar year during which this Agreement is in force, the bonus will be prorated based on the number of days the Agreement was effective during such year. The Practice agrees to accept the payment under this subsection (a) (as it may be adjusted as provided below) as the total compensation for all services, covenants and agreements pursuant to this Agreement.

               (b) (i) If either party believes that the fair market value of the services provided by the Practice under this Agreement has changed in any material way since the most recent anniversary of the Effective Date (or since the Effective Date with respect to the first anniversary), then such party may notify the other that it believes such a change has occurred and the Practice and the Company shall negotiate in good faith an adjustment to the compensation described in Section 3.1(a) above so that it represents fair market value for the duties and responsibilities of the Practice to be provided during the next year under this Agreement. Notwithstanding the foregoing, no adjustment pursuant to this subsection (b)(i) to the compensation payable under this Agreement shall be effective unless set forth in writing signed by each of the Practice and the Company, which writing shall be deemed an amendment to this Agreement.

                   (ii) If the Practice and the Company are unable to agree on an adjustment, then either may require that an adjustment of the compensation hereunder be submitted to a qualified independent third party mutually selected by both the Practice and the Company to determine the fair market value of the services required hereunder, the costs and fees of which shall be borne equally by the Practice and the Company. If the Practice and the Company are unable to agree on the third party, then each such party shall at its own cost and expense select its own qualified independent third party and the average of such two determinations of fair market value shall be the revised compensation unless such determinations are more than 10% apart, in which case such third parties shall mutually select an additional qualified independent third party, the fees and expenses of which shall be shared equally, who shall determine the fair market value of the services hereunder from between the range of the amounts determined by the first two appraisals. The fair market value of the services as determined in accordance with the provisions of this subsection (b)(ii) shall be the compensation payable under this Agreement effective as of the applicable anniversary of the Effective Date, and such final determination shall be deemed an amendment to this Agreement.

               (c) Any change to the compensation payable hereunder in accordance with subsection (b) of this Section 3.1 shall be effective as of the applicable anniversary of the Effective Date and shall remain effective, and not subject to adjustment under Section 3.1(b) or otherwise, for at least 12 months from the effective date of such change.

         3.2 Expenses. The Company shall be responsible for all reasonable expenses incurred in the operation of the Facility and the support of the services provided by Practice hereunder, including appropriate office space and secretarial support, and shall reimburse the Practice for all reasonable out-of-pocket expenses incurred by the Practice in attending meetings outside the service area of the Facility as required or requested by the Company pursuant to Article I of this Agreement.

                                   ARTICLE IV
                                STATUS OF PARTIES

         4.1 Tax Status. The Company and the Practice acknowledge and agree that the relationship created under this Agreement between them is that of independent contractors and that nothing in this Agreement shall be deemed to render either party the employer or employee of the other, agent or principal of the other, or joint venturer or partner of the other. The parties acknowledge and agree that the Practice Physicians will be engaged by the Practice and will under no circumstances be considered the employee(s) of the Company, RCG or the Facility, or any of their affiliates. The Practice shall be responsible for all withholding, payroll and similar taxes related to its engagement of the Practice Physicians, and neither the Practice nor the Practice Physicians shall be entitled to any benefits afforded to the employees of the Company, RCG or the Facility, or any of their affiliates. The Practice agrees that (i) neither it nor any Practice Physician be treated as an employee of the Company for federal tax purposes; (ii) the Company will not withhold on behalf of the Practice any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body; (iii) all of such taxes, payments and withholdings, if any, are the sole responsibility of the Practice; and (iv) the Practice will indemnify and hold the Company and RCG harmless from any and all loss or liability arising with respect to such benefits, taxes, payments and withholdings, if any. If the United States Internal Revenue Service ("IRS") should question or challenge the worker status of the Practice or the Practice Physicians, then the parties agree that both the Practice and the Company shall have the right to participate in any discussion or negotiation occurring with the IRS, irrespective of which party initiated such discussions or negotiations, and each party shall notify the other in advance of any planned meeting or discussion.

         4.2 No Agency. The Practice shall not have the right or authority to, and expressly agrees that it will not, enter into any contract in the name of the Company or otherwise to bind the Company, in any way, without the express written consent of the Company. The Practice shall indemnify and hold the Company harmless from any and all loss or liability attributable to a violation of this covenant. However, the Practice shall advise and assist the Company in securing and retaining contracts in the name and for the account of the Company with such individuals or entities necessary for the proper and efficient functioning of the Company.

         4.3 Access to Records. If it is ultimately determined that ss. 952 of the Omnibus Reconciliation Act of 1980 applies to this Agreement, then until the expiration of four years after the furnishing of services provided under this Agreement, the Practice will make available to the Secretary of the United States Department of Health and Human Services, the United States Comptroller General, and their representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of those services. If the Practice carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve-month period with a related organization, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General, and their representatives to the related organization's books, documents and records.

         4.4 The Company's Work Product. All operating procedures, protocols, information systems, operating data, databases, reports and other non-public proprietary business systems or information owned by the Company or RCG shall be and remain the exclusive property of the Company or RCG, as appropriate. If the Practice or any Practice Physician modifies, enhances or alters any of such property such modification, enhancement or alteration will be deemed a work-for-hire and shall be the property of the Company or RCG, as appropriate. The Practice or Practice Physician making such modification, enhancement or alteration will execute all documents reasonably requested by the Company to vest fully in the Company or RCG title to such modification, enhancement or alteration.

                                    ARTICLE V
                                    INSURANCE

         5.1 Practice Insurance Coverage. The Practice shall purchase and maintain at its expense for itself and each of the Practice Physicians professional and general liability insurance, with an insurance company reasonably acceptable to the Company, with policy limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate, including coverage for acts and omissions in rendering medical services to patients of the Practice, including patients being treated at the Facility.

         5.2 Company Insurance Coverage. The Company shall procure and maintain throughout the term of this Agreement professional and general liability insurance (through self-insurance or an insurance carrier) with policy limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate, which coverage shall include coverage of the Practice for acts and omissions in connection with the performance of duties as medical director under this Agreement.

         5.3 Evidence of Coverage. Upon the execution of this Agreement and annually thereafter or on reasonable request, the Company and the Practice shall each provide the other with certificates of insurance or other reasonably satisfactory evidence of the insurance required to be maintained under Sections
5.1 and 5.2. Each party shall notify the other at least 60 days prior to the voluntary cancellation or termination of any such coverage and immediately upon receipt of any notice of involuntary cancellation or termination of any such coverage.

                                   ARTICLE VI
                     PRACTICE REPRESENTATIONS AND COVENANTS

         6.1 Representations and Covenants. The Practice represents, covenants and warrants as follows:

            (a) The Practice is, and shall at all times during the term of this Agreement be, licensed to conduct its business in the State of Texas and shall engage as Practice Physicians only physicians who are licensed without restriction to Practice medicine in such state and who never have had any such license in this or any other state limited, withdrawn, suspended, subject to reprimand, curtailed, placed on probation or revoked;

            (b) The Practice shall engage as Practice Physicians under this Agreement only physicians who are board eligible or board certified in the specialty of nephrology as recognized by the American Board of Medical Specialists;

            (c) The Practice shall at all times engage at least one Practice Physician who is a member of the active medical staff of a local hospital; the Practice shall engage as Practice Physicians only physicians who have at least one year experience or training in the care of patients at an end stage renal disease treatment facility, and who have been granted privileges to practice at the Facility;

            (d) Except as may be approved in writing by the Company, which approval will not be unreasonably withheld, the Practice shall engage as Practice Physicians only physicians who have never been denied membership or reappointment to membership on the medical staff of any health care facility, and who have never had medical staff membership or clinical privileges limited, suspended, curtailed, revoked, placed on probation or withdrawn, and who have never been subject to reprimand whether voluntarily or as a result of action (either formal or informal) initiated by any health care facility or its medical staff;

            (e) The Practice shall require the Practice Physicians to use their commercially reasonable best efforts and professional skills and judgment in rendering services under this Agreement;

            (f) The Practice shall require the Practice Physicians to perform professional services and render care to patients in accordance with, and in a manner consistent with, appropriate standards and the ethics of the medical profession and as necessary for the Facility to maintain compliance with applicable governmental laws and regulations;

            (g) The Practice shall require the Practice Physicians promptly to notify the Company of any actual or threatened denial, suspension, revocation or curtailment of licensure or certification status, medical staff membership or clinical privileges held by such physician(s) with any state, with any facility operated by the Company (including the Facility), or with any payor or other health care facility;

             (h) The Practice has notified the Company of each action or claim alleging professional negligence filed or asserted against the Practice or any Practice Physician within the previous five years and a current status and/or ultimate resolution of such claim and will promptly notify the Company in writing of its receipt of any action, claim or lawsuit alleging professional negligence lodged against the Practice or any Practice Physician individually or any partnership, professional corporation or association with which any Practice Physician is affiliated;

             (i) The Practice shall, for itself, and for each Practice Physician, promptly notify the Company of any sanction, threatened sanction, investigation or proceeding by any governmental agency or any entity regarding the participation by the Practice or any Practice Physician in the Medicare, Medicaid program or any third party payor program in which the Facility participates; and

             (j) This Agreement covers all of the services being provided to the Company by the Practice and the Practice Physicians as medical directors of the Facility, and the Practice acknowledges and agrees that the aggregate amount of services to be provided under this Agreement will not exceed an amount that is reasonable and necessary for the legitimate medical and business purposes of this arrangement.

                                   ARTICLE VII
                         CONFIDENTIALITY, NONCOMPETITION
                          AND NONSOLICITATION COVENANT

         7.1   Additional Covenants.

               (a) During the term of this Agreement and for a period of two years after the termination or expiration of this Agreement, the Practice and each Practice Physician agrees that it, he or she will not in any manner, directly or indirectly, by itself, himself or herself or in conjunction with any other person, (i) conduct any of the activities or perform any of the responsibilities delineated in Article I and EXHIBIT A ("Services") of this Agreement for any business entity that is competitive with the business of the Company or (ii) establish or own any financial, beneficial or other interest in (other than an interest consisting of less than one percent (1%) of a class of a publicly traded security), make any loan to or for the benefit of, or render any managerial, marketing or other business advice, to any entity that is then conducting activities that are competitive with those of the business of the Company, in either case within a 25-mile radius around the Facility. For purposes of this Article, the "business of the Company" means owning or operating a renal dialysis center, unit or facility or providing dialysis supplies or services to any other such center, unit or facility to any home dialysis program, including the provision of pharmaceuticals or laboratory services related to renal dialysis.

               By executing a counterpart of this Agreement and in consideration of the compensation paid to the Practice hereunder, each Practice Physician agrees to be bound by the terms of this Article VII. With respect to the Practice Physicians, the two-year time periods applicable to this Article VII shall begin on the earlier of (i) the termination or expiration of this Agreement, or (ii) the termination of the employment, independent contractor or other relationship or affiliation of the Practice Physician with the Practice, such that such Practice Physician ceases to fall within the definition of a Practice Physician hereunder and generally ceases to treat patients of the Practice.

               (b) During the term of this Agreement and for a period of two years after the termination or expiration of this Agreement, the Practice and each Practice Physician will use all reasonable efforts to keep confidential and not to divulge, or allow to be divulged to anyone, or use or otherwise appropriate for its, his or her own benefit or for the benefit of others, any knowledge or information of a confidential nature with respect to the business of the Company, the Company itself, or any of its affiliates, including all trade secrets, pricing information, marketing information or technical information (hereinafter referred to as the "Confidential Data"), except for (i) information that is generally available to the public other than as a result of a breach of a confidentiality agreement,
(ii) information available on a non-confidential basis from a source other than the Company or its affiliates or agents, which source itself is not bound by a confidentiality agreement, (iii) information required to be disclosed by law or pursuant to court order, but only to the extent such disclosure is necessary to respond to such law or court order, or (iv) disclosure necessary in order for the Practice to perform its obligations under this Agreement, but only to the extent such disclosure is necessary for such performance. Each of the Practice and the Practice Physician acknowledges and agrees that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of confidential information or trade secrets, and the enforcement by the Company of its rights and remedies under to this Agreement shall not be construed as a waiver of any other rights or available remedies that the Company may possess in law or equity.

               (c) During the term of this Agreement and for a period of two years after the termination or expiration of this Agreement, neither the Practice nor any of the Practice Physicians will, for its, his or her own benefit or the benefit of others, solicit any person or entity that has or has had, or disrupt or attempt to disrupt, any relationship, contractual or otherwise, with the Company (including any patient, payor, physician, provider, managed care organization or supplier) at any time during the term of this Agreement for the purpose of assisting or creating such a relationship for any business entity that is competitive with the business of the Company.

               (d) During the term of this Agreement and for a period of two years after the termination of this Agreement, neither the Practice nor any of the Practice Physicians will induce, or attempt to induce, any employee of the Company or any of its affiliates to terminate his or her association with the Company or any of its affiliates. If any employee of the Company responds to a general solicitation and seeks employment with the Practice or a Practice Physician and the Practice or such Practice Physician desires to hire such employee, then the Practice or such Practice Physician shall give notice of its, his or her desire to hire such employee and will not offer to hire such employee until the earlier of seven days after such notice is received by the Company or the date on which the Company approves such hiring. If the Practice or a Practice Physician hires an employee of the Company after following the procedures outlined above, the Company may request that the employee continue to provide services to the Company for up to 30 days to provide for an orderly transition.

               (e) These covenants are considered by the parties hereto to be fair, reasonable and integral for the protection of the Company. The parties agree that if a violation of any of these covenants occurs, then (i) such violation and any threatened violation will cause irreparable injury to the Company, (ii) the remedy at law for any such violation or threatened violation will be inadequate, and (iii) the Company will be entitled to injunctive relief to prevent such violation. The parties acknowledge that these covenants will survive, and remain in effect and enforceable after, termination of this Agreement.

               (f) Nothing in this Article VII shall be deemed to prohibit any Practice Physician from exercising his or her medical judgment concerning the medical treatment of a patient in any manner whatsoever in any location whatsoever, and shall not be deemed to require the referral of any such patient to any facility of the Company or any of its affiliates. The parties acknowledge and agree that this Agreement shall in no way be deemed to restrict the right or ability of the Practice and the Practice Physicians to admit and provide professional service to patients at facilities and institutions other than facilities of the Company or RCG, including without limitation facilities operated by business entities that are competitive with the business of the Company. The Practice and the Practice Physicians acknowledge that enforcement of this covenant will not prevent any physician of the Practice from earning a living by practicing medicine or nephrology.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Notices. Any notice sent in accordance with the provisions of this Section 8.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date that is: (i) the date of proper posting, if sent by certified U.S. mail or by express U.S. mail or private overnight courier, or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original sent by certified U.S. mail, addressed as follows:

         Practice:                  TYLER NEPHROLOGY ASSOCIATES, P.A.
                                    1133 Medical Drive
                                    Tyler, Texas 75701
                                    Telecopy Number: (903) 595-0206

         Company:                   Renal Care Group Texas, Inc.
                                    c/o Renal Care Group, Inc.
                                    2100 West End, Suite 800
                                    Nashville, Tennessee 37203
                                    Telecopy Number: (615) 345-5503
                                    Attn: Chief Financial Officer
                                      and General Counsel

         Copy to:                   Renal Care Group Texas, Inc.
                                    5215 North O'Connor Boulevard, #490
                                    Irving, Texas 75039
                                    Telecopy Number: (941) 506-8388
                                    Attn: Regional Chief Operating Officer

         Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 8.1.

         8.2 Amendments. Subject to Section 8.4, this Agreement may be amended at any time by mutual agreement of the Practice and the Company hereto, but any such amendment shall not be operative or valid unless the same is reduced to writing and approved by the parties hereto.

         8.3 Assignability. This Agreement shall not be assignable by the Practice, and the Practice shall not assign any of its rights or obligations under this Agreement without the written consent of the Company. This Agreement shall not be assignable by the Company, and the Company shall not assign any of its rights or obligations under this Agreement without the written consent of the Practice; provided that, without the consent of Practice, the Company may assign or transfer this Agreement to an affiliate of the Company or RCG or in connection with a sale of all or substantially all of the assets or business of the Company; provided that such assets and business are not composed predominantly of assets of facilities in Tyler, Texas or within 25 miles of Tyler, Texas.

         8.4 Contract Modifications; Severability.

               (a) This Agreement shall be construed to the fullest extent possible to be in compliance with and permitted by all Federal (including Medicare and Medicaid) and state statutes, rules and regulations. If a Triggering Event (as defined below) occurs, either the Company or the Practice may by written notice to the other propose an amendment to this Agreement as necessary to comply with the item giving rise to the Trigger Event. To the fullest extent possible, any such amendment shall preserve the responsibilities and duties of the parties and the underlying economic and financial arrangements between the Company and the Practice with the least changes to the parties' expectations hereunder. If the Practice and the Company fail to agree to the form of an amendment within thirty days after the date of such notice, then either of such party may submit the matter to arbitration as provided in Section
8.9 and any arbitration award shall comply with the second sentence of this Section, provided that if any resulting change to this Agreement includes a change to the compensation under Section 3.1(a), then the amount of compensation shall be determined under the procedures in Section 3.1(b). For purposes of this
Section 8.4, "Triggering Event" means the effectiveness of any statute, rule or regulation (i) prohibiting the Practice or any of the Practice Physicians from referring patients (whether Medicare, Medicaid or otherwise) for renal dialysis either directly or indirectly to the Facilities; (ii) prohibiting the Company, the Practice or any Practice Physician from submitting claims or receiving payment under the Medicare, Medicaid or any other third party payment programs for services rendered to patients at the Facilities; (iii) determining that the amount or method for determining compensation paid to the Practice hereunder does not reflect fair market value for the services provided by the Practice under this Agreement without taking into account the volume or value of referrals made by the Practice Physicians; or (iv) otherwise rendering illegal the relationship hereunder between the Company, the Practice and the Practice Physicians.

               (b) Subject to the provisions of subsection (a) of this Section 8.4, if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term of this Agreement, the legality, validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         8.5 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of its provisions.

         8.6 Entire Agreement. This Agreement constitutes the full contract and agreement of the parties with respect to its subject matter, superseding all prior or contemporaneous agreements, either oral or written.

         8.7 Construction of the Agreement and Binding Effect. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all terms and conditions of this Agreement shall be construed under and governed by the laws of the State of Texas.

         8.8 Non-Waiver. The failure of either party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

         8.9 Disputes. (a) The parties agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement (other than a dispute related to Sections 3.1(b) or 8.4) shall be subject to resolution through informal methods. If the parties are unable to resolve such dispute after thirty days of efforts, then such dispute shall be submitted to mediation with a singe mediator selected by the parties or, failing the parties' agreement on a mediator, by JAMS/Endispute. The mediation shall be conducted in accordance with the rules of JAMS/Endispute. If the parties are unable to resolve the dispute through mediation, they shall retain all rights and remedied at applicable law, subject to paragraph (b) below.

         (b) Following the procedures outlined in paragraph (a) above, the parties agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement (other than a dispute related to Section 3.1(b) and, unless the Company so agrees, a dispute under Article VII), to the maximum extent allowed by applicable law, shall be subject to arbitration in accordance with the terms of the Commercial Arbitration Rules for Expedited Procedures of the American Arbitration Association. A single arbitrator shall be chosen mutually by the parties from among the Commercial Panel of the American Arbitration Association. Notwithstanding the foregoing, any party hereto may seek all available preliminary injunctive or other temporary relief pending the issuance of an arbitration award. The award of the arbitrator shall contain findings of fact and conclusions of law and shall be binding and conclusive upon the parties.

         (c) Any mediation or arbitration under this Agreement shall be held in Smith County, Texas.

         8.10 Third Party Beneficiaries. The Practice and the Practice Physicians agree that RCG and its affiliates are express and intended third party beneficiaries of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective as provided hereinabove.



                                       Company:
                                       -------

                                       RENAL CARE GROUP TEXAS, INC.



                                       By: /s/ R. Dirk Allison
                                          -------------------------------------
                                       Title:   Vice President
                                             ----------------------------------


                                       Practice:
                                       --------

                                       TYLER NEPHROLOGY ASSOCIATES, P.A.



                                       By: /s/ Roy D. Gerard, Jr., M.D.
                                          -------------------------------------
                                       Title:   President
                                             ----------------------------------

                                PHYSICIAN JOINDER

         Each Practice Physician executing below acknowledges that he or she has read and understood the terms of the Medical Director Services Agreement, dated July ____, 2002, to which this Physician Joinder is attached and as same may be amended or revised as provided therein (the "Agreement"). By signing this Physician Joinder, each Practice Physician agrees in his or her individual capacity, to (i) the nature and scope of medical director duties set forth in
Article I of the Agreement, including as described in detail on EXHIBIT A, (ii) the restrictive covenants contained in Article VII of the Agreement, and (iii) the third party beneficiary designated in Section 8.10 of this Agreement, in each case as may be amended by agreement of the Practice.


                                    /s/ Roy D. Gerard, M.D.               (seal)
                                    --------------------------------------
                                    Name:    Roy D. Gerard, Jr., M.D.
                                          --------------------------------


                                    /s/ Stephanie Diaz, M.D.              (seal)
                                    --------------------------------------
                                    Name:    Stephanie Diaz, M.D.
                                          --------------------------------


                                    /s/ Thomas A. Lowery, M.D.            (seal)
                                    --------------------------------------
                                    Name: Thomas A. Lowery, M.D.
                                          --------------------------------


                                    /s/ Nabeel Ahmed, M.D.                (seal)
                                    --------------------------------------
                                    Name:    Nabeel Ahmed, M.D.
                                          --------------------------------


                                    /s/ Alpesh Jethva, M.D.               (seal)
                                    --------------------------------------
                                    Name:    Alpesh Jethva, M.D.
                                          --------------------------------


                                    /s/ James R. Cotton, Jr., M.D.        (seal)
                                    --------------------------------------
                                    Name:    James R. Cotton, Jr., M.D.
                                          --------------------------------


                                    /s/ Diane S. Demick, M.D.             (seal)
                                    --------------------------------------
                                    Name: Diane S. Demick, M.D.
                                          --------------------------------


                                    /s/ Robert C. Dobrowolski, M.D.       (seal)
                                    --------------------------------------
                                    Name:  Robert C. Dobrowolski, M.D.
                                          --------------------------------

                                    EXHIBIT A

                  MEDICAL DIRECTOR DUTIES AND RESPONSIBILITIES

                                  (Rev. 2/4/99)

         Qualifications: The Practice, through the Practice Physicians, shall be the "Medical Director" contemplated by these duties and responsibilities. The Medical Director shall be a licensed physician in the State of Texas, who meets the criteria of and ESRD "qualified physician director" as well as the requirements for Professional Staff membership as enumerated in the Professional Staff Bylaws.

         Duties and Responsibilities: As required by Title 42 of the Code of Federal Regulations, the Medical Director has responsibility for the execution of patient-care policies at the Facility. The Medical Director exercises that responsibility through working with the Facility's head nurse or manager to direct the professional services of the Facility and conscientiously applying its policies and procedures. The Medical Director is a member of the governing body of the Facility and serves as the official channel of communications between the Medical Staff and the Executive Board. Specific responsibilities of the Medical Director include the administrative, medical and technical services outlined below. The duties and responsibilities of the Medical Director are separate and distinct from any Practice Physician's role as an attending nephrologist.

         Specific responsibilities of the Medical Director include:

Administrative

         A. The Medical Director will provide advice and assistance to the Company in the implementation and maintenance of written policies and guidelines including:

            1.  Communicable disease control within the unit.
            2.  The RCG Professional Staff Bylaws.
            3.  Maintenance of patient medical records.
            4.  Patient and staff education programs.
            5.  Physical environment, fire and safety, and emergency
                  preparedness of the dialysis facility.
            6.  Responsibilities and functions of each category of personnel employed by the facility.

Such policies and guidelines will be developed by Company personnel, including the Facility's head nurse or manager and the area administrator, and the policies and guidelines will be subject to the review and comment of the Medical Director. The Company will, with the advice and assistance of the Medical Director, oversee the implementation and maintenance of such policies and procedures and the training of personnel in the same, and the Medical Director will provide advice in such training as needed to the Company. Training for nurses and dialysis technicians will be provided by the Company through the supervising nurse or another instructor qualified under 25 TAC ss. 117.62(g)(2).

         B. The Medical Director will actively participate in facility Quality Improvement Programs (CQI) and in multi-disciplinary quality assurance programs that monitor the performance of co-morbid conditions.

         C. As required by 42 CFR 405.2136, the Company, with the advice and assistance of the Medical Director, is responsible for maintaining and implementing written personnel policies and procedures including:

                1. Qualifications and responsibilities of all staff employed by the facility.

                2. Provision of a safe and sanitary environment, and procedures for reporting, preventing, and testing for health and safety hazards.

                3.   Supervision of trainees.

                4.   Maintenance of complete personnel records.

                5. Personnel policies available to all personnel of the facility, including effective grievance procedures.

                6.   Personnel participation in regular educational programs.

                7.   Maintaining and updating manuals.


         D. The Medical Director will participate in an active dialogue with the RCG Medical Advisory Board (or its representative) in pursuit of the common goal of delivering the best patient care practical. This participation requires implementation of MAB mandated directives and consideration of its recommendations.

         E. The Medical Director will review as requested by the Company the RCG Quality Indicator and patient satisfaction data for the facility with the manager of the facility and will consult with attending nephrologists regarding achievement of Quality Indicator targets.

         F. The Medical Director will recommend an appropriate physician to serve as a representative on the governing body of the Facility.

         G. The Medical Director will exert reasonable efforts to assist facility in complying with applicable ESRD network, State, Federal and RCG mandates. The Medical Director will exert reasonable efforts to encourage all attending physicians to comply with applicable ESRD network, State, Federal and RCG mandates.

         H. The Medical Director will review incident reports, patient complaints and any disciplinary action of medical staff or patient care personnel monthly.

         I. The Medical Director will serve as facility liaison with affiliated medical institutions for services such as renal transplantation, hospitalizations and emergency medical services.

         J. The Medical Director will participate in the facility survey process by groups such as the State Board of Health, CMS, NCQA and JCAHO, and will then communicate to the Governing Body the results of such surveys to the Executive Board (and the medical staff).

         K. The Medical Director will collaborate with the Chief Medical Officer and the MAB in obtaining data from regulatory agencies as a part of the RCG strategy to work continuously to improve patient care.

         L. The Medical Director will participate as reasonably practicable given the time and circumstances of Medical Director in national RCG Medical Director educational conferences.

         M. The Medical Director will collaborate with the laboratory that tests the facility's samples to implement ESRD Network, State, Federal and RCG mandates.

Medical

         A. The Medical Director will be a member of the renal health care team to ensure quality of care, including the establishment and implementation of policies regarding patient care. Among these quality of care criteria are:

                - The suitability of patients admitted to the outpatient dialysis facility.
                - The appropriateness of dialysis prescriptions in the facility.
                -    Administration of dialysis-related medications.
                - Administration of recommended vaccines for ESRD patients and staff.
                -    Existing patient care policies and procedures.

         B. The Medical Director will serve on the professional team in the development of long-term patient care plans and the review and revision of long-term patient care plans and will participate in the selection of an appropriate ESRD modality for all patients of the facility.

         C. The Medical Director will advise the Company regarding the development and implementation of written policies outlining patients' options for various treatment modalities, including in-center, home and peritoneal dialysis.

         D. When self-dialysis training or home dialysis training is offered, the Medical Director will advise the Company in developing and implementing a program that assures that patient teaching materials are available for the use of all trainees during training and at times other than during the dialysis procedure;

         E. The Medical Director will work to assure that the ESRD patient has appropriate consultation with a renal dietician, social worker, financial counselor and other individuals, as needed.

         F. The Medical Director will oversee the appropriate performance of the dialysis orders and day-to-day patient care policy by the nursing and technical staff.

         G. The Medical Director will use reasonable efforts to encourage attending physicians to comply with the facility's policies on patient care and will work with the Company to address instances of attending physicians' failure to comply with such policies.

         H. The Medical Director will review patient satisfaction surveys and data, clinical outcomes data, and the Medical Director will consult with attending physicians and staff as appropriate to implement appropriate action to address issues identified and to improve patient care at the facility.

Technical

         A. The Medical Director will participate in the selection of treatment modalities and dialysis supplies to be offered by the facility and advise attending physicians regarding the compatibility of their dialysis prescriptions with the options available at the facility.

         B. The Company will provide to the Medical Director, for review and approval, policies and procedures regarding the adequate training of nurses and technicians in dialysis science techniques.

         C. The Medical Director will provide continuous availability for medical and technical questions to the patient care staff, including coverage when the Medical Director is not available.

         D. The Medical Director will advise the Company regarding the implementation of a dialysis water standards policy including monitoring and enforcement.

         E. The Medical Director will advise the Company regarding the implementation of a policy regarding dialyzer reuse including monitoring and enforcement.

         F. The Medical Director will advise the Company regarding the implementation of a policy on the administration of intradialytic medications.

                                    EXHIBIT C

                           MEDICAL DIRECTOR GUIDELINES
                   FACILITY/MEDICAL DIRECTOR ANNUAL EVALUATION

         The annual evaluation of the RCG Facility and its Medical Director is essential to our mission, which is "to improve the quality of life and to care for those patients with chronic and acute renal disease." To achieve this mission, the Facility and its staff must function collaboratively at the highest possible level, under the leadership of the Medical Director. The Facility / Medical Director evaluation will be conducted by the office of the Chief Medical Officer, to whom the Medical Director is primarily responsible. This evaluation process must be understood by Medical Directors, since it is an important component of the RCG policy of continuous quality improvement.

         The Interpretive Guidelines for ESRD Facilities states "Treatment is under the general supervision of a Director who is a physician. The Medical Director is responsible for planning, organizing, conducting and directing the professional ESRD services and must devote sufficient time to carrying out these responsibilities." The Nephrologist has the medical skills and must develop leadership and collaborative management skills to fulfill this mandate as Medical Director. Teamwork and collegiality are highly valued as the leader of the ESRD team.

         The evaluation will be based on a point system, with annual update, as authorized by the RCG Medical Advisory Board (MAB). The elements to be measured and their weight are as follows:

         - 50% based on Clinical Indicators of the Facility. The Clinical Indicators are measured monthly and reported quarterly; the unit of measurement used is based on the one year rolling average. Tracking the Clinical Indicators and observing trends provides opportunities for quality improvement using the CQI process. The market or regional Quality Management Committee is charged with reviewing the outcomes and performance of each Facility and Professional Staff member and is also available as a resource to the Medical Director.

                The point system has been heavily weighted to encourage certain outcomes regarding vascular access: reduction of temporary catheters and placement of AV fistulas. Vascular access is also the area that is most uniquely influenced by the Medical Director and requires concerted effort by the Medical director to bring about improvement. The literature clearly shows that mortality and morbidity are reduced when early permanent access has been placed; while mortality within the Facility is clearly the most important outcome, the improvement of this outcome can only come about by improvement in the processes of care (such as URR, nutrition, anemia, etc.) that are known to impact on patient outcomes.

         - 30% based on Medical Director administrative duties. Section 5 and 6 of this Handbook describe the administrative duties in greater detail. Guidelines have been prepared for the Medical Directors of both Hemodialysis and Home Therapy Facilities. At the back of each section is a grid, which is designed to assist the medical Director and the Facility Manager in the documentation of the performance of these duties. On a monthly basis, the required tasks should be completed and both the Medical Director and the Facility Manager should initial the completion at the bottom of the grid. At a minimum, this will document the compliance of the Medical Director with regulatory requirements by Medicare.

                The CQI process is a vital part of the quality improvement process of the Facility and the Medical Director is expected to participate in this process. Three levels of participation are provided for but a High level of participation is expected as medical Directors become knowledgeable and proficient with the CQI process. The Chief Medical Officer (CMO) and his staff are available as resources.

         -      20% based on patient satisfaction with the Facility. The
                Patient Satisfaction Survey will be conducted in the spring of each year and the results made available to the Facilities and Medical Directors. The Medical Director, as the clinical leader, and the Facility Manager, are held responsible for the performance of the staff of the Facility. Although not directly under the control of the Medical Director, he/she is expected to be a positive influence on the staff and their performance in the Facility.

         Completion of the duties should be documented in some manner, in addition to a check mark on the grid sheet, further described in Section 5. Common tools of documentation include minutes from meetings, a personal Medical Director notebook, or dictated notes kept in the Facility. The Facility Manager (or an RCG designee) must concur that the line item on the check list was completed and initial the monthly grid sheet, with the Medical Director. This indicates that the line item was completed to the satisfaction of both parties. The grid sheet and related documentation is the property of the Medical Director; a copy of the grid sheet should be forwarded monthly to the office of the Associate Medical Officer for monitoring purposes and for use in the annual Medical Director evaluation. The Medical director will be held accountable for meeting facility outcome criteria. Failure to improve outcomes, as measured by the annual Medical Director evaluation, especially when in the 4th Quartile of performance, will result in a request for a written explanation to the CMO.

Clinical Performance Measures (50%)

Hemodialysis Medical Director
(evaluation based on annual rolling average of prior year)

       - URR (% of patients with URRs >=70%)     >80% = 10 points
         RCG average 72.9%                      75-80% = 8 points
         BEST REGION 80.7%                    70-74.9% = 6 POINTS
                                              65-69.9% = 4 points
                                                  <65% = 0 points

      - Hematocrit (% of Hcts >=33%)                 >85% =10 points
        RCG average 74.6%                          80-85% = 8 points
        Best Region 78.4%                        75-79.9% = 6 points
                                                 70-74.9% = 4 points
                                                 65-69.9% = 2 points
                                                      <65%= 0 points

      - Missed Treatments (91+ days, based on days per patient year at risk)
         RCG average                          < __ treatments = 8 points
         Best Region                    ___ - ____ treatments = 6 points
                                        ___ - ____ treatments = 2 points
                                             > ___ treatments = 0 points


         - Mortality (91+ days, based on deaths per 100 patient years at risk)
           RCG average 22.1                           <20 = 8 points
           Best Region 17.5                       20-23.9 = 6 points
                                                  24-29.9 = 4 points
                                                    30-35 = 2 points
                                                      >35 = 0 points

         - Vascular Access:
           -  % of temporary catheters               <10% = 8 points
              RCG average 25.5%                  10-14.9% = 6 points
              Best Region 17.4%                  15-19.9% = 4 points
                                                   20-25% = 2 points
                                                     >25% = 0 points

           -  % native AV fistulas                    >43 = 8 points
              RCG average 29.8%                  38-42.9% = 6 points
              Best Region 42.9%                  33-37.9% = 4 points
                                                 28-32.9% = 2 points
                                                     <28% = 0 points

           -  PTFE clotting events/patient year     <0.3 = 10 points
              RCG average 0.8                    0.3-0.59 = 8 points
              Best region 0.4                    0.6-0.99 = 6 points
                                                  1.0-1.2 = 4 points
                                                     >1.2 = 0 points

Peritoneal Dialysis Medical Director
(valuation based on annual rolling average of prior year)

         - KT/V (>=2.1)
           RCG average 76.8% CAPD
           RCG average 88.1% CCPD                    >78 = 15 points
                                                  63-78% = 12 points
                                                68-62.9% = 10 points
                                                63-67.9% =  8 points
                                                58-62.9% =  5 points

         - Creatinine Clearance (>=60L CAPD or >=60 L CCPD)
           RCG average 81.2% CAPD                    >75 = 15 points
           RCG average 75.2% CCPD                 70-75% = 12 points
           Weighted average 78.2%               65-69.9% = 10 points
                                                60-64.9% =  8 points
                                                55-59.9% =  5 points

-        Hematocrit (% of Hcts >=33%)               >85% = 10 points
         RCG average 74.6%                         80-85% = 8 points
         Best Region 78.4%                       75-79.9% = 6 points
                                                 70-74.9% = 4 points
                                                 65-69.9% = 2 points
                                                     <65% = 0 points

         - Mortality (91+ days, based on deaths per 100 patient years at risk)
           RCG average 20.7                           <20 = 8 points
           Best Region 15.5                       20-24.9 = 6 points
                                                  24-29.9 = 4 points
                                                    30-35 = 2 points
                                                      >35 = 0 points

-        Peritonitis (new cases + relapse)
         RCG average 14.9 months between cases
         Best Region 16.9 months between cases

         >25 months between cases                 15 points
         20-25 months between cases               12 points
         15-19.9 months between cases              9 points
         10-14.9 months between cases              6 points
         >10 months between cases                  0 points

Combination Hemodialysis & Peritoneal Medical Director

For those physicians who oversee both modalities, each is evaluated using the above criteria. The overall Clinical Quality is then a composite of these, weighted to reflect the numbers of patients in each modality.

MEDICAL DIRECTOR ADMINISTRATIVE TASKS (30%)

The completion of administrative tasks must be documented by the Medical Director on a monthly basis. It is important that both the Facility Manager and the Medical Director document completion of the required tasks. Other Medical Director functions including such things as meeting with surgeons regarding access, goals, attendance at medical meetings and literature review regarding ESRD issues, etc, should also be noted in this record as well, since this contributes to a high quality Facility.

Participation in monthly review:

        - Review staffing & training issues impacting patient outcomes with Manager
        -       Review water quality
        -       Review dialyzer reuse at the Facility
        - Review monthly lab of patients below quality goals & develop plan
        -       Review trend in hospitalizations, infections
        -       Review temporary catheter usage & trend
        -       Review patient incident reports & trends
        -       Monitor staff physician patient rounding process
        -       Adequacy of staff physician medical documentation

Participation in CQI process:

        - The CQI process should be a routine process in the facility striving to improve its outcomes. As physicians learn this process, Medical Directors are expected to participate at higher levels. In the meantime, Low, Medium and High participation levels may be chosen on the Performance grid, depending on the physician's comfort with the process.

Participation in Professional Staff process:

        - Participate in the Quarterly Quality conference calls, which have physician CME available.

Annual checklist:

        - Review and approve facility Policy and Procedures and make necessary modifications; review and approve clinical protocols.
        - Review patient satisfaction data annually and in concert with the Facility Manager make recommendations for improvement.
        - Participate with the Manager in the Budget process for the Facility.
        -       Participate in Facility surveys by regulatory agencies.

Patient Satisfaction Surveys (PSS) (20%)

The Satisfaction Survey will be conducted in the spring of each year and results forwarded to each Facility for review and discussion regarding potential areas of improvement.

         CAREGIVER:
                     RCG AVERAGE IN-CENTER 3.43
                              PSS >3.5                        = 8 points
                              PSS >=3.25 and <3.5             = 6 points
                              PSS >=3.0 and <3.25             = 4 points
                              PSS >2.5 and <3.0               = 2 points
                              PSS <2.5                        = 0 points

         RCG average Home 3.75
                              PSS >3.5                        = 8 points
                              PSS >=3.25 and <3.5             = 6 points
                              PSS >=3.0 and <3.25             = 4 points
                              PSS >2.5 and <3.0               = 2 points
                              PSS <2.5                        = 0 points

                     Physician:

                     RCG AVERAGE IN-CENTER 3.27
                              PSS >3.5                        = 8 points
                              PSS >=3.25 and <3.5             = 6 points
                              PSS >=3.0 and <3.25             = 4 points
                              PSS >2.5 and <3.0               = 2 points
                              PSS <2.5                        = 0 points

         RCG average Home 3.67
                              PSS >3.5                        = 8 points
                              PSS >=3.25 and <3.5             = 6 points
                              PSS >=3.0 and <3.25             = 4 points
                              PSS >2.5 and <3.0               = 2 points


         DIETICIAN:
         RCG average In-Center 3.27
                              PSS >3.5                        = 4 points
                              PSS >=3.25 and <3.5             = 3 points
                              PSS >=3.0 and <3.25             = 2 points
                              PSS >2.5 and <3.0               = 1 points

         RCG average Home 3.67
                              PSS >3.5                        = 4 points
                              PSS >=3.25 and <3.5             = 3 points
                              PSS >=3.0 and <3.25             = 2 points
                              PSS >2.5 and <3.0               = 1 points

         SOCIAL WORKER:
         RCG average In-Center 3.40
                              PSS >3.5                        = 4 points
                              PSS >=3.25 and <3.5             = 3 points
                              PSS >=3.0 and <3.25             = 2 points
                              PSS >2.5 and <3.0               = 1 points

         RCG average Home 3.51
                              PSS >3.5                        = 4 points
                              PSS >= 3.25 and <3.5            = 3 points
                              PSS >=3.0 and <3.25             = 2 points
                              PSS >2.5 and <3.0               = 1 points

         FACILITY:
         RCG average: In-Center 3.24
                              PSS >3.5                        = 4 points
                              PSS >=3.25 and <3.5             = 3 points
                              PSS >=3.0 and <3.25             = 2 points
                              PSS >2.5 and <3.0               = 1 points

         RCG average Home 3.58
                              PSS >3.5                        = 4 points
                              PSS >=3.25 and <3.5             = 3 points
                              PSS >=3.0 and <3.25             = 2 points
                              PSS >2.5 and <3.0               = 1 points